Exhibit 99.1

Phio Pharmaceuticals Reports Third Quarter 2019 Financial Results
and Provides Business Update

MARLBOROUGH, Mass., November 12, 2019 /PRNewswire/ -- Phio Pharmaceuticals Corp. (NASDAQ: PHIO), a biotechnology company developing the next generation of immuno-oncology therapeutics based on its proprietary self-delivering RNAi (INSTASYL™) therapeutic platform, today reported its financial results for the third quarter ended September 30, 2019 and provided a business update.

"We remain focused on advancing our immuno-oncology pipeline toward meaningful value inflection points," said Dr. Gerrit Dispersyn, Phio's President and CEO. "During the quarter, we continued to execute on our R&D objectives, in particular for our lead programs in targeted PD-1 receptor silencing, as well as leverage our unique self-delivering RNAi platform to establish additional research collaborations with leading companies and academic institutions as part of our ongoing effort to maximize the potential value of our technology. We've also presented several posters demonstrating the value of our platform and highlighting our pipeline progress to an audience of potential partners and future prescribers. We look forward to continuing to update the market as our programs advance.”

Quarter in Review and Recent Corporate Updates

•	Entered into a research collaboration with the Helmholtz Zentrum München for the design and development of new targets based on Phio’s INSTASYL™ platform for use in cancer immunotherapies

•	Announced a research collaboration with Carisma Therapeutics to evaluate potential of Phio’s technology to enhance the immune function of Carisma’s chimeric antigen receptor macrophages (CAR-M) as a novel adoptive cell therapy for use in cancer treatment

•	Presented three posters at the Society for Immunotherapy of Cancer (SITC) 2019 Annual Meeting highlighting Phio's proprietary INTASYL™ technology for "weaponizing" T cells against cancer, reflecting internal work and from collaborations with Iovance Biotherapeutics and the Karolinska Institutet

Select Quarterly Financial Results

Cash Position

At September 30, 2019, the Company had cash of $8.7 million as compared with $14.9 million at December 31, 2018. The Company expects its cash and ability to raise cash through utilization of the Lincoln Park Capital equity line to provide funding for at least the next twelve months.

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Research and Development Expenses

Research and development expenses for the quarter ended September 30, 2019, were $1.0 million as compared with $0.8 million for the quarter ended September 30, 2018. The increase was primarily due to an increase in consulting and outside professional service fees in support of preclinical research for the Company’s immuno-oncology programs.

General and Administrative Expenses

General and administrative expenses for the quarter ended September 30, 2019, were $1.1 million as compared with $0.7 million for the quarter ended September 30, 2018. The increase was primarily driven by an increase in payroll-related expenses and legal fees.

Net Loss

Net loss for the quarter ended September 30, 2019, was $2.1 million or $0.08 per share, compared with $1.5 million or $0.34 per share for the quarter ended September 30, 2018. The increase was primarily due to changes in operating expenses, as discussed above.

About Phio Pharmaceuticals Corp.

Phio Pharmaceuticals Corp. (NASDAQ: PHIO) is a biotechnology company developing the next generation of immuno-oncology therapeutics based on its self-delivering RNAi (INSTASYL™) therapeutic platform. The Company's efforts are focused on silencing tumor-induced suppression of the immune system through our proprietary INSTASYL™ platform with utility in immune cells and/or the tumor micro-environment. Our goal is to maximize the power of our INSTASYL™ therapeutic compounds by weaponizing immune effector cells to overcome tumor immune escape providing patients a powerful new treatment option that goes beyond current treatment modalities. For additional information, visit the Company's website, www.phiopharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are neither historical facts nor assurances of future performance. These statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements as a result of a number of important factors, including, but not limited to, the safety and efficacy of our product candidates, future success of our clinical trials and scientific studies, expected duration of available cash runway, our ability to enter into strategic partnerships and the future success of these strategic partnerships, the availability of funds and resources to pursue our research and development projects and general economic conditions. Our Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q include detailed risks under the caption "Risk Factors" that may affect our business, results of operations and financial condition. Readers are urged to review these risk factors and to not act in reliance on any forward-looking statements, as actual results may differ from those contemplated by our forward-looking statements. Phio does not undertake to update forward-looking statements to reflect a change in its views, events or circumstances that occur after the date of this release.

Contact

Phio Pharmaceuticals Corp.
ir@phiopharma.com

Investor Contact

Ashley R. Robinson
LifeSci Advisors
arr@lifesciadvisors.com

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PHIO PHARMACEUTICALS CORP.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

(Unaudited)

	For the Three	For the Three	For the Nine	For the Nine
	Months Ended	Months Ended	Months Ended	Months Ended
	September 30, 2019	September 30, 2018	September 30, 2019	September 30, 2018
Revenues	$–	$57	$21	$138

Operating expenses:
Research and development	1,042	838	3,277	3,382
General and administrative	1,071	711	3,062	2,386
Total operating expenses	2,113	1,549	6,339	5,768
Operating loss	(2,113)	(1,492)	(6,318)	(5,630)
Total other income (expense), net	19	(1)	70	(3)
Net loss	$(2,094)	$(1,493)	$(6,248)	$(5,633)
Net loss per share: Basic and diluted	$(0.08)	$(0.34)	$(0.27)	$(1.54)
Weighted average shares: Basic and diluted	25,409,428	4,371,259	23,370,073	3,662,924

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PHIO PHARMACEUTICALS CORP.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

(Unaudited)

	September 30,	December 31,
	2019	2018
ASSETS
Current assets:
Cash	$8,709	$14,879
Restricted cash	50	50
Prepaid expenses and other current assets	533	221
Total current assets	9,292	15,150
Right of use asset	538	–
Property and equipment, net	231	172
Other assets	18	–
Total assets	$10,079	$15,322

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$856	$550
Accrued expenses and other current liabilities	1,076	1,194
Lease liability	104	–
Total current liabilities	2,036	1,744
Lease liability, net of current portion	438	–
Total liabilities	2,474	1,744
Total stockholders' equity	7,605	13,578
Total liabilities and stockholders' equity	$10,079	$15,322

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